Exhibit 99.1

Consolidated Water Reports 2023 Revenue up 92% to $180.2 Million, Net Income of $30.7 Million or $1.93 per Diluted Share

GEORGE TOWN, Grand Cayman, Cayman Islands, March 27, 2024 -- Consolidated Water Co. Ltd. (NASDAQ Global Select Market: CWCO), a leading designer, builder and operator of advanced water supply and treatment plants, reported results for the full year ended December 31, 2023. All comparisons are to the same prior year period unless otherwise noted. The company will hold a conference call at 11:00 a.m. Eastern time tomorrow to discuss the results (see dial-in information below).

2023 Financial Highlights

●	Total revenue up 92% to $180.2 million.
●	Retail revenue up 16% to $30.2 million.
●	Bulk revenue increased 5% to $34.6 million.
●	Services revenue increased 240% to $98.0 million, with recurring services revenue generated from operations and maintenance contracts up 37% to $19.4 million.
●	Manufacturing revenue increased 177% to $17.5 million.
●	Net income from continuing operations attributable to company stockholders was $30.7 million or $1.93 per diluted share, as compared to $8.2 million or $0.54 per diluted share in 2022.
●	Cash and cash equivalents totaled $42.6 million and working capital was $88.8 million as of December 31, 2023.

2023 Operational Highlights

●	Recognized $64.0 million in revenue on the construction of a $81 million water treatment plant in Goodyear, Arizona, being completed by our subsidiary, PERC Water Corporation (PERC). The project was certified substantially complete in January 2024 and the remaining work on the plant will be completed by June 2024.
●	Volume of retail water sold increased 15%, primarily due to the greater return of tourist activity in Grand Cayman.
●	Began construction of a new 2.6 million gallon per day Red Gate desalination plant in Grand Cayman, and recognized total design and construction revenue of $8.2 million in 2023.
●	Began piloting, design and permitting for a $204 million project to design, construct, operate and maintain a seawater desalination plant in Hawaii announced in June 2023.
●	Acquired remaining 39% interest of PERC to become the 100% owner of the company’s subsidiary that designs, constructs, operates and manages water infrastructure facilities in the Southwestern U.S.

●	Acquired Ramey Environmental Compliance (REC) in the fourth quarter, creating a new channel for PERC to expand its presence in water-stressed regions in Colorado.

Dividend Increase

In August 2023, the company increased its quarterly dividend by 11.8% to $0.095 per share beginning in the fourth quarter of 2023.

Management Commentary

“In 2023, our strong revenue and earnings growth made it the best-performing year ever for Consolidated Water,” stated company CEO, Rick McTaggart. “This is a fitting achievement in the year that we celebrated our 50th year in business.

“In fact, revenue was up across all four of our business segments, with total gross profit doubling to $61.9 million and gross margin up 211 basis points to 34.4%. We believe this margin expansion was primarily the result of our focus on quality projects and cost control.

“Over the past year, we have seen tourism recover and water use increase for our Cayman Islands retail and bulk water segments. We also recognized revenue from the design and construction of the 2.6 million gallon per day Red Gate seawater desalination plant we are building for the Water Authority of the Cayman Islands. This contributed significantly to the year-over-year increase in our services segment.

“Our operating results in 2023 benefited from an extraordinary level of design and construction revenue from the Arizona and Cayman projects, both of which are winding down this quarter. Other segments in our business, however, also generated increased revenues, which we expect to continue through 2024. Based on our schedule for the Hawaii project, we expect to complete piloting, design and permitting, and commence construction of that plant in the third quarter of 2025, at which time we will begin to recognize the majority of the $150 million in design-build revenue from that important project over the two-year construction period.

“The sustained robust operational performance and revenue expansion of our PERC subsidiary has continued to bolster our top and bottom lines. Given its strong operational footprint in the Southwestern U.S., a region grappling with critical water scarcity exacerbated by unprecedented drought conditions, PERC is poised for further expansion and advancement in this fundamental segment of our business.

“In our U.S. desalination business, we commenced work in the fourth quarter on site investigations, engineering, permitting and public outreach for our contract to design, construct, operate and maintain a 1.7 MGD seawater desalination plant in Oahu, Hawaii. This project includes a two-year development phase, two-year construction phase and 20-year operating phase, with two potential 5-year operating phase extensions at the client’s option.

“We see opportunities to grow our US-based O&M business as well as our design-build business by building upon our successes this past year. Bidding activity for O&M contracts and design-build projects— particularly in California where PERC’s presence is strong—has been robust and we hope to obtain some of this new work.

“Our strong 2023 results certainly set the bar higher in terms of our future growth outlook. However, we remain optimistic about our growth prospects. Our exceptional operational performance over the past several years has reaffirmed our belief that our highly efficient and aesthetically pleasing treatment plant designs, world-class operating and maintenance capabilities, and our innovative project delivery models are superior to our competitors.”

2023 Financial Summary

Revenue totaled $180.2 million, up 92% compared to $94.1 million in 2022. The increase was primarily driven by increases of $4.2 million in the retail segment, $1.6 million in the bulk segment, $69.1 million in the services segment and $11.2 million in the manufacturing segment.

Retail revenue increased primarily due to a 15% increase in the volume of water sold. The volume of water sold in the Cayman Water license area increased by 14% and the remaining 1% increase in the volume of water sold was due to sales by Cayman Water directly to the Water Authority Cayman in the first quarter of 2023. Retail revenue also increased as the result of higher energy costs that increased the energy pass-through component of the company’s retail water rates.

The increase in bulk segment revenue was due to an increase of 6% in the volume of water sold by CW-Bahamas and higher energy costs, which increased the energy pass-through component of the company’s bulk water rates.

The increase in services segment revenue was primarily due to plant construction revenue increasing 566% to $77.3 million. The company recognized approximately $64.0 million in revenue for the construction of the water treatment plant in Goodyear, Arizona, and recognized $8.2 million in revenue for the design and construction of the Red Gate plant in Grand Cayman, Cayman Islands.

Revenue generated under operations and maintenance contracts totaled $19.4 million in the full year of 2023, up 37% from $14.2 million in 2022.

The increase in manufacturing segment revenue was due to higher project activity.

Gross profit for the full year of 2023 was $61.9 million or 34.4% of total revenue, up 104% from $30.4 million or 32.3% of total revenue in 2022.

Net income from continuing operations attributable to stockholders for the full year of 2023 was $30.7 million or $1.93 per diluted share, compared to net income of $8.2 million or $0.54 per diluted share in 2022.

Net income attributable to Consolidated Water stockholders for the full year of 2023, which includes the results of discontinued operations, was $29.6 million or $1.86 per diluted share, up from net income of $5.9 million or $0.38 per diluted share in 2022.

Cash and cash equivalents totaled $42.6 million as of December 31, 2023, with working capital of $88.8 million, debt of $0.4 million, and stockholders’ equity totaling $186.8 million.

Full Year Segment Results

	Year Ended December 31, 2023
	Retail	Bulk	Services	Manufacturing	Total
Revenue	$30,158,051	$34,595,058	$97,966,650	$17,491,474	$180,211,233
Cost of revenue	13,891,229	24,128,132	66,797,762	13,467,005	118,284,128
Gross profit	16,266,822	10,466,926	31,168,888	4,024,469	61,927,105
General and administrative expenses	16,905,010	1,737,264	4,271,808	1,838,284	24,752,366
Gain (loss) on asset dispositions and impairments, net	(22,065)	12,720	—	2,233	(7,112)
Income (loss) from operations	$(660,253)	$8,742,382	$26,897,080	$2,188,418	37,167,627
Other income, net					828,313
Income before income taxes					37,995,940
Provision for income taxes					6,750,014
Net income from continuing operations					31,245,926
Income from continuing operations attributable to non-controlling interests					573,791
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders					30,672,135
Loss from discontinued operations					(1,086,744)
Net income attributable to Consolidated Water Co. Ltd. stockholders					$29,585,391

	Year Ended December 31, 2022
	Retail	Bulk	Services	Manufacturing	Total
Revenue	$25,954,013	$32,991,066	$28,835,428	$6,324,465	$94,104,972
Cost of revenue	12,548,763	23,032,212	22,973,634	5,195,240	63,749,849
Gross profit	13,405,250	9,958,854	5,861,794	1,129,225	30,355,123
General and administrative expenses	14,552,866	1,570,732	3,461,294	1,485,342	21,070,234
Gain (loss) on asset dispositions and impairments, net	(39,397)	5,607	23,717	(2,631)	(12,704)
Income (loss) from operations	$(1,187,013)	$8,393,729	$2,424,217	$(358,748)	9,272,185
Other income, net					464,810
Income before income taxes					9,736,995
Provision for income taxes					396,739
Net income from continuing operations					9,340,256
Income from continuing operations attributable to non-controlling interests					1,112,913
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders					8,227,343
Loss from discontinued operations					(2,371,049)
Net income attributable to Consolidated Water Co. Ltd. stockholders					$5,856,294

Revenue earned by major geographic region was:

	Year ended December 31,
	2023	2022
Cayman Islands	$41,728,340	$30,375,985
The Bahamas	31,221,633	29,943,615
United States	106,768,621	33,338,466
Revenue earned from management services agreement with OC-BVI	492,639	446,906
	$180,211,233	$94,104,972

Annual General Meeting of Shareholders

The company has set May 28, 2024 as the date of its Annual General Meeting of Shareholders to be held at 3:00 p.m. Cayman Islands time (4:00 p.m. EDT) at the Grand Cayman Marriott Resort, Seven Mile Beach, Grand Cayman, Cayman Islands. Holders of record of the company’s stock as of March 28, 2024 will be entitled to vote at the meeting.

Conference Call

Consolidated Water management will host a conference call tomorrow to discuss these results, which will include a question-and-answer period.

Date: Thursday, March 28, 2024

Time: 11:00 a.m. Eastern time (8:00 a.m. Pacific time)

Toll-free dial-in number: 1-844-875-6913

International dial-in number: 1-412-317-6709

Conference ID: 6785971

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you require any assistance connecting with the call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 1:00 p.m. Eastern time on the same day through April 4, 2024, as well as available for replay via the Investors section of the Consolidated Water website at www.cwco.com.

Toll-free replay number: 1-877-344-7529

International replay number: 1-412-317-0088

Replay ID: 6785971

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates advanced water supply and treatment plants and water distribution systems. The company designs, constructs and operates seawater desalination facilities in the Cayman Islands, The Bahamas and the British Virgin Islands, and designs, constructs and operates water treatment and reuse facilities in the United States. The company recently entered the U.S. desalination market with a contract to design, constructs, operate and maintain a seawater desalination plant in Hawaii.

The company also manufactures and services a wide range of products and provides design, engineering, management, operating and other services applicable to commercial and municipal water production, supply and treatment, and industrial water and wastewater treatment. For more information, visit cwco.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "intend", "expect", "should", "will" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to (i) continued acceptance of the company's products and services in the marketplace; (ii) changes in its relationships with the governments of the jurisdictions in which it operates; (iii) the outcome of its negotiations with the Cayman government regarding a new retail license agreement; (iv) the collection of its delinquent accounts receivable in the Bahamas; and (v) various other risks, as detailed in the company's periodic report filings with the Securities and Exchange Commission (“SEC”). For more information about risks and uncertainties associated with the company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the company’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting the company’s Secretary at the company’s executive offices or at the “Investors – SEC Filings” page of the company’s website at http://ir.cwco.com/docs. Except as otherwise required by law, the company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:
David W. Sasnett
Executive Vice President and CFO
Tel (954) 509-8200
Email Contact

Investor Relations Contact:
Ron Both or Grant Stude
CMA Investor Relations
Tel (949) 432-7566
Email Contact

Media Contact:
Tim Randall
CMA Media Relations
Tel (949) 432-7572
Email Contact

CONSOLIDATED WATER CO. LTD.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2023	2022
ASSETS
Current assets
Cash and cash equivalents	$42,621,898	$50,711,751
Accounts receivable, net	38,226,891	27,046,182
Inventory	6,044,642	5,727,842
Prepaid expenses and other current assets	4,056,370	5,643,279
Contract assets	21,553,057	2,913,722
Current assets of discontinued operations	211,517	531,480
Total current assets	112,714,375	92,574,256
Property, plant and equipment, net	55,882,521	52,529,545
Construction in progress	495,471	3,705,681
Inventory, noncurrent	5,045,771	4,550,987
Investment in OC-BVI	1,412,158	1,545,430
Goodwill	12,861,404	10,425,013
Intangible assets, net	3,353,185	2,818,888
Operating lease right-of-use assets	2,135,446	2,058,384
Other assets	3,407,973	1,669,377
Long-term assets of discontinued operations	21,129,288	21,129,288
Total assets	$218,437,592	$193,006,849

LIABILITIES AND EQUITY
Current liabilities
Accounts payable, accrued expenses and other current liabilities	$11,604,369	$8,438,315
Accounts payable - related parties	—	403,839
Accrued compensation	3,160,030	2,267,583
Dividends payable	1,572,655	1,375,403
Current maturities of operating leases	456,865	546,851
Current portion of long-term debt	192,034	114,964
Contract liabilities	6,237,011	8,803,921
Deferred revenue	317,017	315,825
Current liabilities of discontinued operations	364,665	389,884
Total current liabilities	23,904,646	22,656,585
Long-term debt, noncurrent	191,190	216,117
Deferred tax liabilities	530,780	560,306
Noncurrent operating leases	1,827,302	1,590,542
Other liabilities	153,000	219,110
Long-term liabilities of discontinued operations	—	—
Total liabilities	26,606,918	25,242,660
Commitments and contingencies
Equity
Consolidated Water Co. Ltd. stockholders' equity
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares; issued and outstanding 44,297 and 34,383 shares, respectively	26,578	20,630
Class A common stock, $0.60 par value. Authorized 24,655,000 shares; issued and outstanding 15,771,545 and 15,322,875 shares, respectively	9,462,927	9,193,725
Class B common stock, $0.60 par value. Authorized 145,000 shares; none issued	—	—
Additional paid-in capital	92,188,887	89,205,159
Retained earnings	85,148,820	61,247,699
Total Consolidated Water Co. Ltd. stockholders' equity	186,827,212	159,667,213
Non-controlling interests	5,003,462	8,096,976
Total equity	191,830,674	167,764,189
Total liabilities and equity	$218,437,592	$193,006,849

CONSOLIDATED WATER CO. LTD.

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2023	2022
Revenue	$180,211,233	$94,104,972
Cost of revenue (including related party expense of $0 and $2,694,810 in 2023 and 2022)	118,284,128	63,749,849
Gross profit	61,927,105	30,355,123
General and administrative expenses (including related party expense of $0 and $96,924 in 2023 and 2022)	24,752,366	21,070,234
Loss on asset dispositions and impairments, net	(7,112)	(12,704)
Income from operations	37,167,627	9,272,185

Other income (expense):
Interest income	696,408	447,186
Interest expense	(145,284)	(46,545)
Profit-sharing income from OC-BVI	46,575	26,325
Equity in the earnings of OC-BVI	123,153	75,900
Loss on put/call options	—	(128,000)
Other	107,461	89,944
Other income, net	828,313	464,810
Income before income taxes	37,995,940	9,736,995
Provision for income taxes	6,750,014	396,739
Net income from continuing operations	31,245,926	9,340,256
Income from continuing operations attributable to non-controlling interests	573,791	1,112,913
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders	30,672,135	8,227,343
Loss from discontinued operations	(1,086,744)	(2,371,049)
Net income attributable to Consolidated Water Co. Ltd. stockholders	$29,585,391	$5,856,294

Basic earnings (loss) per common share attributable to Consolidated Water Co. Ltd. common stockholders
Continuing operations	$1.95	$0.54
Discontinued operations	(0.07)	(0.16)
Basic earnings per share	$1.88	$0.38

Diluted earnings (loss) per common share attributable to Consolidated Water Co. Ltd. common stockholders
Continuing operations	$1.93	$0.54
Discontinued operations	(0.07)	(0.16)
Diluted earnings per share	$1.86	$0.38

Dividends declared per common and redeemable preferred shares	$0.36	$0.34

Weighted average number of common shares used in the determination of:
Basic earnings per share	15,739,056	15,290,509
Diluted earnings per share	15,865,897	15,401,653